Exhibit 21.1

WYNDHAM HOTELS & RESORTS, INC.
SUBSIDIARIES OF THE REGISTRANT

The following is a list of the subsidiaries of Wyndham Hotels & Resorts, Inc. as of December 31, 2019:

Name	Jurisdiction of Organization
Wyndham Hotel Group, LLC	Delaware
La Quinta Holdings Inc.	Delaware
La Quinta Intermediate Holdings L.L.C.	Delaware
Lodge Holdco II L.L.C.	Delaware
La Quinta Franchising LLC	Nevada
Ramada International, Inc.	Delaware
La Quinta Worldwide, LLC	Nevada
WHG Caribbean Holdings, Inc.	Delaware
Wyndham Asia Caribbean Holdings Ltd.	Jersey
Days Inns Worldwide, Inc.	Delaware
Wyndham Properties S.a.r.l.	Luxembourg
LQ Management L.L.C.	Delaware
U.S. Franchise Systems, Inc.	Delaware
AmericInn International, LLC	Minnesota
Super 8 Worldwide, Inc.	South Dakota
Rio Mar Resort - WHG Hotel Property, LLC	Delaware
Wyndham Bonnet Creek Hotel, LLC	Delaware
Baymont Franchise Systems, Inc.	Delaware
WHG (Jersey) Limited	Jersey
Wyndham Hotel Group Europe Limited	United Kingdom
Wyndham Hotel Management, Inc.	Delaware
Microtel Inns and Suites Franchising, Inc.	Georgia
Wyndham Hotel Asia Pacific Co. Limited	Hong Kong
Dolce International Holdings, Inc.	Delaware
WHG (Jersey) II Limited	Jersey
Wingate Inns International, Inc.	Delaware

Omitted from the list are the names of subsidiaries that, if considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as defined in SEC Regulation S-X.

 Exhibit 21.1
(continued)
WYNDHAM HOTELS & RESORTS, INC.
CORPORATION ASSUMED NAMES REPORT

Entity Name	Assumed Name
Microtel Inns and Suites Franchising, Inc.	Microtel Inn by Wyndham
Microtel Inns and Suites Franchising, Inc.	Microtel Inn & Suites by Wyndham
Microtel Inns and Suites Franchising, Inc.	MISF
Wingate Inns International, Inc.	Wingate by Wyndham
Wyndham Bonnet Creek Hotel, LLC	Wyndham Grand Orlando Resort Bonnet Creek
Wyndham Bonnet Creek Hotel, LLC	Blue Harmony Spa
Wyndham Hotel Management, Inc.	Wyndham Management Company